Exhibit 4.1

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

PROMISSORY NOTE

$11,699,916.00	December 2, 2024

FOR VALUE RECEIVED, Greenwave Technology Solutions, Inc., a Delaware corporation (herein called the “Company”), hereby promises to pay to DWM Properties LLC, a Virginia limited liability company (the “Holder”), the principal sum of eleven million six hundred ninety nine thousand nine hundred sixteen dollars ($11,699,916). This note shall bear interest at the rate of 10% per annum. The Company shall make equal monthly payments of two million nine hundred eighty three thousand three hundred eight dollars and ninety seven cents ($2,983,308.97) on each of December 31, 2024, January 31, 2025, February 28, 2025 and March 31, 2025 (each a “Payment Date”); provided, that if payment hereunder on a Payment Date would cause the Company’s cash balance to be less than three million dollars ($3,000,000.00), then such Payment Date and each subsequent Payment Date shall be extended by thirty (30) days. Notwithstanding the foregoing, the Company shall make all payments owed hereunder within twelve (12) months from the date hereof. In addition, if the Company exercises a thirty (30) day extension of any payment hereunder, the Company shall provide Holder with such financial information and data as Holder may reasonably request to confirm the Company’s cash balance.

Payments hereunder shall be made at such place as the holder hereof shall designate to the undersigned, in writing, in lawful money of the United States of America. Any payment which becomes due on a Saturday, Sunday or legal holiday shall be payable on the next business day.

This Note shall, (i) upon declaration by the Holder or (ii) automatically upon acceleration pursuant to clause (c) below, become immediately due and payable upon the occurrence of any of the following specified events of default:

(a) If the Company shall default in the due and punctual payment of the principal amount of this Note when and as the same shall become due and payable, whether at maturity or by acceleration; or

(b) If the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; or an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days.

(c) Declaration of this Note being immediately due and payable by the Holder may only be made by written notice to the Company at 4016 Raintree Road, Suite 300, Chesapeake, VA 23321 to the attention of the Chief Financial Officer declaring the unpaid balance of the principal amount of this Note to be due. Such declaration shall be deemed given upon the occurrence of any event specified in clause (b) above. In the event of a default, all costs of collection, including reasonable attorneys’ fees, shall be paid by the Company.

This Note may be prepaid by the Company in whole or in part at any time or from time to time without penalty or premium. The obligations of the Company and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

The Company for itself and its successors and assigns hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or endorsement of this Note, and agrees that this Note shall be deemed to have been made under, and shall be interpreted and governed by reference to, the laws of the Commonwealth of Virginia.

Except as expressly agreed in writing by the Holder, no extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or affect the liability of the Company under this Note.

All of the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the undersigned shall bind its successors, whether so expressed or not.

No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of such rights preclude any other or further exercise thereof or the exercise of any other right.

THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

It is the intention of the Company and the Holder that all payments due hereunder will be treated for accounting and tax purposes as indebtedness of the Company to the Holder. Each of the Company and the Holder agrees to report such payments due hereunder for the purposes of all taxes in a manner consistent with such intended characterization.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by a duly authorized officer as of the date hereinabove set forth.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Isaac Dietrich
Name:	Isaac Dietrich
Title:	Chief Financial Officer

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